Exhibit 10.2

Exhibit 10.2 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LETTER AGREEMENT

This Letter Agreement (“Letter Agreement”), dated March 23, 2010 (“Effective Date of Letter Agreement”), is by and between Tribune Media Services, Inc., (“TMS”), a Delaware corporation having a place of business at 435 N. Michigan Ave., Chicago, IL 60611, and TiVo Inc. (“TiVo”), a Delaware corporation having a place of business at 2160 Gold Street, Alviso, California 95002.

RECITALS:

WHEREAS TMS wishes to provide, and TiVo wishes to accept, the TMS Unique IDs and Gracenote DVD Cover Art images, as described in the documents “on_connectors_partners_2.0.xsd Schema Specification Types, Elements and Attributes Version 2.0” including updates, modifications and revisions thereof; and

WHEREAS, TiVo wishes to license the Gracenote Software solely in order to access the DVD Cover Art.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TMS and TiVo hereby enter into this Letter Agreement, which sets forth the parties’ understanding of the provision of particular data and software agreed to in connection with the Tribune Media Services License Agreement effective May 14, 2007 (“License Agreement”).

1. All capitalized terms in this Letter Agreement will have the same meaning as set forth in the License Agreement. Except where expressly set forth otherwise in this Letter Agreement, all terms of the License Agreement will apply and are incorporated herein by reference. All capitalized terms not defined herein shall have the meaning ascribed to them in the License Agreement.

2. “DVD Cover Art” means, collectively, TMS Unique IDs for Gracenote DVD Cover Art and Gracenote DVD Cover Art images. “Gracenote Software” means the Gracenote software development kit as provided hereunder.

3. DVD Cover Art shall be deemed “TMS Partner Data” as that term is used in the License Agreement, and, moreover, it shall be deemed to be part of that certain TMS Partner Data that is included in the definition of “TMS Licensed Data” in the License Agreement.

4. Subject to the terms and conditions of the License Agreement and the license restrictions set forth in Section 3 of the License Agreement, TMS hereby grants to TiVo, during the Letter Agreement Term, a non-exclusive, non-assignable, fee-bearing license to use the Gracenote Software solely to access the DVD Cover Art.

Exhibit 10.2 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

5. TiVo [*]. TiVo [*]. Notwithstanding the foregoing, TiVo [*]. The Gracenote Software may not be programmed or operated to access the Gracenote Server, directly or indirectly, on behalf of applications other than those running on the TiVo server where the Gracenote Software resides.

6. Pricing and Payment. [*].

7. TiVo agrees as soon as reasonably possible, which is anticipated to be by May 1, 2010, include the following specific attribution for the DVD Cover Art in the System Information screen: “Portions of the DVD cover art and related content copyright © of Gracenote or its providers.”

8. The initial term (“Initial Letter Agreement Term”) of this Letter Agreement shall commence on the Effective Date and shall continue for a period of one year. This Letter Agreement shall automatically renew for successive one-year terms (each a “Letter Agreement Renewal Term”, and together with the Initial Letter Agreement Term, the “Letter Agreement Term”), unless a party gives written notice at least ninety days prior to the expiration of the then-current term of its intention to not renew. This Letter Agreement will expire upon expiration or termination of the License Agreement. If TMS’ rights to sublicense the DVD Cover Art and/or Gracenote Software under the agreement between Gracenote and TMS expire or are terminated for any reason during the Letter Agreement Term, TiVo may continue to use the DVD Cover Art and Gracenote Software during a wind-down period not to extend past 2018, per the terms of TMS’ agreement with Gracenote, provided this Letter Agreement continues to auto-renew during that wind-down period. In the event of a reasonable request from Gracenote, TMS may request that TiVo take down a specific piece or pieces of DVD Cover Art. In the event TMS does so, it will make best efforts promptly to secure a suitable replacement.

9. TMS shall indemnify, defend and hold harmless TiVo and its officers, directors, employees, representatives and agents from and against any and all third party claims, damages, costs and expenses (including reasonable out-of-pocket attorneys’ fees) arising out of or relating to any allegation that the Gracenote Software, as provided by TMS or modified with TMS’ consent or at TMS’ direction, infringes or otherwise violates any third party’s patent, trademark, copyright, trade secret, right of publicity, or other intellectual property or personal right; except, however, to the extent that such allegation arises out of any edits, modifications or alterations TiVo makes to the Gracenote Software without TMS’ written consent. If TMS believes that a claim of infringement is likely, then TMS may modify the allegedly infringing Gracenote Software so that a claim of infringement is no longer likely. If TMS receives written notice of an alleged infringement, then TMS may: (i) modify the allegedly infringing Gracenote Software so that it no longer infringes, or (ii) if such modifications cannot be obtained using commercially reasonable efforts and on commercially reasonable terms, terminate this Letter Agreement upon notice to TiVo.

[*]	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.2 as filed with 10-Q	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

10. TMS PROVIDES THE GRACENOTE SOFTWARE ON AN ‘AS IS’ BASIS, MAKES NO EXPRESS OR IMPLIED WARRANTIES REGARDING THE GRACENOTE SOFTWARE, AND DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

11. TiVo does not, by virtue of this Letter Agreement or by virtue of its access to the Gracenote Software, obtain any copyright or other proprietary right or interest in or to the Gracenote Software except the rights specifically granted to TiVo herein.

12. The Gracenote Software shall be considered Confidential Information for purposes of the License Agreement.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the dates shown below:

TiVo Inc.		Tribune Media Services, Inc.

Signature:	/s/ Dan Phillips	Signature:	/s/ James De Fehnel

Printed Name:	Dan Phillips	Printed Name:	James D. (Jay) Fehnel

Title:	VP, Engineering	Title:	Vice President of Entertainment Products

Date:	3/22/2010	Date:	3/22/2010